Key Investment Metrics

- Return on Equity (TTM) = 21.6%
- Return on Assets (TTM) = 18.2 %
- Days Sales Outstanding (MRQ) = 48
- Inventory Turnover (MRQ) = 3.9
- Current Ratio = 5.8
- Cash Flow from Operations (MRQ) = $2.2 million
- Dividend Yield (as of 11/6) = 2.8%
- Book Value per Share (MRQ) = $1.67
- Debt to Equity (MRQ)= 0.03